EXHIBIT 99.1

     Launch of New Savings Product Boosts Core Deposits by 17% in
                 Second Quarter at Annapolis Bancorp

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Aug. 6, 2007--Annapolis Bancorp, Inc. (NASDAQ:ANNB) today announced that a new, high-yield savings account introduced early in the second quarter by its principal subsidiary, BankAnnapolis, generated over $27 million in new deposits as of June 30, 2007.

    With an introductory annual percentage yield of 6.10% through June 10, 2007, the "Superior Savings Account" offered an initial interest rate that was seven times higher than the local savings average. It also surpassed the yields available on any money market account or certificate of deposit in the local market. After June 10th, the rate adjusted to a variable annual percentage yield of 4.50%, still five times greater than local savings rates.

    In addition to its high-yield promotional rate, there are no minimum balance requirements or monthly fees associated with the Superior Savings Account. These product features were emphasized in a concentrated, 60-day multimedia marketing and public relations campaign. By quarter-end, over 1,200 new accounts were opened with an average balance per account in excess of $20,000.

    "At a time when a flattened yield curve is compressing our margins and competition grows ever more intense for loans and deposits, our strategy has been to broaden our customer base and develop new sources of stable, core deposits to fund future growth," said Chairman and CEO Richard M. Lerner. "The Superior Savings Account was conceived as a means of executing that strategy and driving new customers into BankAnnapolis branches who could then be cross-sold into other loan and deposit products. At this point I believe that it's been an unqualified success."

    Since the close of the second quarter, over 250 additional new accounts have been opened and as of July 31, 2007, Superior Savings Account balances totaled $29.8 million.

    The influx of new deposits was used to fund $7.2 million in net new loans through the first six months of 2007 and to pay off $25.0 million of Federal Home Loan Bank debt that was either called or matured in the second quarter. Year-to-date, total deposits have grown by $31.3 million or 11.4%, with the largest increases coming in savings accounts (up $26.0 million or 179.6%), money market accounts (up $12.1 million or 17.0%), and demand deposit accounts (up $4.2 million or 10.0%). Total core deposits have risen by $30.0 million or 17.5% since December 31, 2006.

    At the end of the second quarter, total assets amounted to $357.2 million, an increase of $5.3 million or 1.5% since year-end 2006. Total stockholders' equity stood at $25.3 million, up 5.0% from $24.1 million at December 31, 2006. Book value per share at June 30, 2007 was $6.16.

    "Loan production fell short of our expectations in the second quarter," said Lerner, "but the past few months have been a period of transition for us as major changes were made in the structure, staffing and leadership of our sales force--all with the intent of improving future performance."

    On July 16, 2007, Ronald M. Voigt was hired as the Bank's new chief business development officer. For the past 18 years, Voigt worked at Bank of America in credit, sales and sales management. As business banking market credit officer for the Baltimore/Bay region, last year his team produced over $100 million in new credit and ranked 4th out of 16 markets in the Northeast region for Bank of America.

    In mid-June, John Miller joined BankAnnapolis as a senior real estate banker. Miller has over 30 years of diversified real estate banking experience, and most recently spent eight years as a senior vice president at Annapolis Bank & Trust, the local Mercantile affiliate, where his principal focus was commercial real estate lending.

    Effective July 9, 2007, Tracy L. Smith was promoted from manager of the Bank's Edgewater branch to the newly created position of branch sales manager, assuming overall responsibility for improving the sales culture and sales performance in all seven branches. Prior to joining BankAnnapolis in 2006, Smith spent seven years in branch management with Sandy Spring Bank.

    The most recent addition to the sales force is Kathy Coursey, who joined BankAnnapolis as a business development officer on August 1, 2007. She will be based in the Bank's Kent Island branch where she will focus her business development efforts on the Eastern Shore and Queen Anne's County, where she previously worked for Centreville National Bank of Maryland in various capacities for 25 years.

    In the three months ended June 30, 2007, Annapolis Bancorp earned net income of $628,000 ($0.15 per basic and diluted share), a 9.5% decrease from second quarter net income of $694,000 ($0.17 per basic and diluted share) in 2006. Compared to the first six months of 2006, year-to-date net income declined by 11.1% to $1,231,000 ($0.30 per basic and $0.29 per diluted share) from$1,385,000 ($0.34 per basic and $0.33 per diluted share).

    Annapolis Bancorp's annualized return on average assets was 0.72% for the second quarter of 2007 compared to 0.90% for the same period in the prior year. The second quarter annualized return on average equity was 9.94% compared to 12.90% for the second quarter of 2006.

    For the six months ended June 30, 2007, Annapolis Bancorp's annualized return on average assets was 0.72% compared to 0.92% for the first six months of 2006. The annualized return on average equity for the first half of 2007 was 9.97% compared to 13.03% for the same period in 2006.

    A spike in the cost of interest-bearing liabilities is largely to blame for lower net income levels. The cost of deposits and other borrowings rose to 3.84% in the quarter just ended from 3.05% in the comparable period of 2006. With average interest-bearing liabilities climbing to $283.6 million from $244.1 million in the second quarter of last year, total interest expense increased by $857,000 or 46.1% in the quarter ended June 30, 2007.

    Compared to the linked first quarter of 2007, the cost of interest-bearing liabilities increased by 22 basis points due in large part to the success of the Superior Savings Account campaign. Superior Savings balances for the quarter averaged $18.8 million at an average cost of 5.24%. The initial 6.10% promotional rate adjusted to 4.50% on June 11, 2007 and is subject to further change at any time based on market conditions.

    Average interest-earning assets grew to $330.9 million in the second quarter from $291.0 million in the same period last year. The yields on loans, investment securities, and federal funds sold all improved modestly, causing the Bank's overall yield on average interest-earning assets to rise from 6.61% in the second quarter of last year to 6.83% in the quarter just ended. Consequently, total interest income improved by $837,000 or 17.5%. Compared to the linked first quarter of 2007, the yield on average interest-earning assets declined by 3 basis points.

    Second quarter net interest income fell by $20,000 or 0.7%, with the net interest margin contracting to 3.54% from 4.05% in the second quarter of 2006. Significant increases in the cost of interest-bearing liabilities outstripped modest improvements in asset yields. On a sequential quarter basis, the net interest margin declined by 21 basis points as the cost of deposits continued to rise while asset yields remained stable.

    Asset quality remains strong and allowed the Company to record a modest provision for credit losses of $10,000 in the second quarter of 2007. After year-to-date net charge-offs of just $1,000, the allowance for credit losses amounted to $1,994,000 at June 30, 2007, representing 0.87% of total gross loans outstanding compared to 0.89% at December 31, 2006.

    Nonperforming assets fell to $0.3 million (0.13% of total gross loans) at June 30, 2007 from $0.4 million (0.18% of total gross loans) at March 31, 2007 and $1.1 million (0.49% of total gross loans) at December 31, 2006. The allowance for credit losses provided 672.0% coverage of nonperforming assets at June 30, 2007.

    Compared to the second quarter of 2006, noninterest income improved by $16,000 or 3.4% in the period just ended. Increases in DDA service charges, VISA check card fees, and ATM surcharges outpaced continuing declines in mortgage brokerage fees.

    Noninterest expense rose by $109,000 or 4.8% in the second quarter due in large part to staffing and occupancy costs for the new Market House branch which was opened in the third quarter of 2006, and marketing costs associated with the Superior Savings Account campaign.

    On a year-to-date basis, net interest income improved by $37,000 or 0.6%, with the net interest margin dropping to 3.64% from 4.12% in the first six months of 2006. After an $8,000 increase in the provision for credit losses compared to the same period last year, net interest income after provision rose by $29,000 or 0.5% in the first six months of 2007. Year-to-date noninterest income improved by $9,000 or 1.0%, and noninterest expense increased by $357,000 or 8.1% reflecting company-wide merit salary increases and staffing and occupancy costs for the new branch.

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The Bank's headquarters building and main branch are located at 1000 Bestgate Road in Annapolis.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
              as of June 30, 2007 and December 31, 2006
                                ($000)

                                             (Unaudited)
                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
Assets
  Cash and due                               $     6,011  $     5,705
  Federal funds sold                              31,949       30,367
  Investments                                     75,998       79,657
  Loans, net of allowance                        226,964      219,794
  Acc int rec                                      1,660        1,660
  Def inc taxes                                    1,223        1,201
  Premises and equip                               9,199        9,173
  Investment in BOLI                               3,850        3,775
  Other assets                                       390          529
                                             ------------ ------------
    Total Assets                             $   357,244  $   351,861
                                             ============ ============

Liabilities and Stockholders' Equity
  Deposits
  Noninterest bearing                        $    46,405  $    42,218
  Interest bearing                               259,071      231,957
                                             ------------ ------------
    Total deposits                               305,476      274,175
  Sec under agree to repurchase                   15,534       17,734
  Other borrowed funds                             5,000       30,000
  Junior subordinated debentures                   5,000        5,000
  Acc int & acc exp                                  936          831
                                             ------------ ------------
    Total Liabilities                            331,946      327,740

Stockholders' Equity
  Common stock                                        41           41
  Paid in capital                                 13,353       13,309
  Retained Earnings                               13,040       11,809
  Comprehensive income                            (1,136)      (1,038)
                                             ------------ ------------
    Total Equity                                  25,298       24,121
                                             ------------ ------------

    Total Liabilities and Equity             $   357,244  $   351,861
                                             ============ ============


               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
   for the Three and Six Month Periods Ended June 30, 2007 and 2006
                             (Unaudited)
                (In thousands, except per share data)

                          For the Three Months    For the Six Months
                             Ended June 30,         Ended June 30,
                          --------------------- ----------------------
                             2007       2006       2007       2006
                          ---------- ---------- ---------- -----------

Interest Income
  Loans                   $    4,432 $    3,959 $    8,707 $    7,678
  Investments                    877        734      1,803      1,500
  Federal funds sold             323        102        481        119
                          ---------- ---------- ---------- -----------
    Total int inc              5,632      4,795     10,991      9,297

Interest expense
  Deposits                     2,300      1,435      4,202      2,708
  Sec sold under agree to
   repurch                       131        135        239        229
  Borrowed funds                 177        185        490        352
  Junior debentures              107        103        214        199
                          ---------- ---------- ---------- -----------
    Total int exp              2,715      1,858      5,145      3,488
      Net int inc              2,917      2,937      5,846      5,809

  Provision                       10          -         20         12
                          ---------- ---------- ---------- -----------

  Net int inc after prov       2,907      2,937      5,826      5,797

NonInterest Income
  Service charges                334        295        598        585
  Mortgage banking                24         54         40         96
  Other fee income               129        122        254        225
  Loss on sale of
   securities                      -          -          -        (23)
                          ---------- ---------- ---------- -----------
    Total nonint inc             487        471        892        883

NonInterest Expense
  Personnel                    1,332      1,291      2,722      2,509
  Occ and equip                  317        283        625        552
  Data processing exp            190        189        384        420
  Marketing exp                  115         99        252        234
  Other operating exp            424        407        780        691
                          ---------- ---------- ---------- -----------
    Total Nonint Exp           2,378      2,269      4,763      4,406

Income before taxes            1,016      1,139      1,955      2,274
Income tax expense               388        445        724        889
                          --------------------- ---------- -----------
Net income                $      628 $      694 $    1,231 $    1,385
                          ===================== ========== ===========


Basic EPS                 $     0.15 $     0.17 $     0.30 $     0.34
                          ========== ========== ========== ===========
Diluted EPS               $     0.15 $     0.17 $     0.29 $     0.33
                          ========== ========== ========== ===========
Book value per share      $     6.16 $     5.32 $     6.16 $     5.32
                          ========== ========== ========== ===========
Avg fully diluted shares   4,226,161  4,206,403  4,226,242  4,204,571
                          ========== ========== ========== ===========


               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                       For the Three Months      For the Six Months
                          Ended June 30,           Ended June 30,
                      -----------------------  -----------------------
                         2007        2006         2007       2006
                      ----------- -----------  ----------- -----------
                      (Unaudited) (Unaudited)  (Unaudited) (Unaudited)

Performance Ratios
 (annualized)
  Return on average
   assets                   0.72%       0.90%        0.72%      0.92%
  Return on average
   equity                   9.94%      12.90%        9.97%     13.03%
  Average equity to
   average assets           7.20%       6.95%        7.24%      7.03%
  Net interest margin       3.54%       4.05%        3.64%      4.12%
  Efficiency ratio         69.86%      66.58%       70.69%     65.97%

Other Ratios
  Allow for credit
   losses to loans          0.87%       0.94%        0.87%      0.94%
  Nonperforming to
   gross loans              0.13%       0.46%        0.13%      0.46%
  Net charge-offs to
   avg loans                0.00%       0.00%        0.00%     (0.01%)
  Tier 1 capital
   ratio                    13.0%       12.5%        13.0%      12.5%
  Total capital ratio       13.8%       13.4%        13.8%      13.4%

Average Balances
  Assets                 351,249     310,630      343,837    304,514
  Earning assets         330,891     291,032      324,072    284,052
  Loans, gross           230,709     214,642      227,882    209,372
  Interest Bearing
   Liabilities           283,556     244,102      277,973    239,357
  Stockholders'
   Equity                 25,306      21,604       24,902     21,405


    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455